Exhibit 99.1

                                News
                                                     Release

                                    Vectren Corporation

                                    One Vectren Square

                                    Evansville, IN 47708

May 5, 2006
FOR IMMEDIATE RELEASE

Media contact: Mike Roeder, 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, 812-491-4209 or sschein@vectren.com

Vectren, Indiana consumer advocate
agree on new energy efficiency plan

Evansville, Ind. -Vectren Energy Delivery of Indiana (Vectren; NYSE: VVC) and the Indiana Office of Utility Consumer Counselor (OUCC) have filed a joint settlement today with the Indiana Utility Regulatory Commission (IURC) designed to help customers use less natural gas at a time when natural gas prices have been historically high and volatile.

Pursuant to the agreed plan, Vectren will be positioned to advocate broad energy efficiency awareness and expertise in Indiana to help promote more efficient use of natural gas and reduce customer costs. The proposed efficiency programs represent robust, comprehensive efforts including an on-line audit tool and appliance rebates. A collaborative group, including the OUCC and other key stakeholders, as well as Vectren, will administer the program. Other states have already launched significant efficiency programs, and the Vectren program, with its collaborative approach and independent oversight, has been modeled upon such programs.

“The problem of high customer bills is not due to the utility and its operations, the customer bill pain is directly tied to the record high price of the natural gas commodity felt by consumers across the country,” Vectren Chairman, President and CEO Niel C. Ellerbrook said. “We should be able to promote energy efficiency and at the same time be able to recover the costs required to provide reliable service to customers. Natural gas is a clean and comfortable fuel source and is in increasing demand. Customers want lower bills, and efficiency-oriented rates will provide the mechanism to help encourage significant energy efficiency and savings, ultimately driving down natural gas prices by creating more available supply.”

In conjunction with creating the energy efficiency program, the parties agreed to modify the historic manner in which Vectren recovers operating costs. The old model, built when natural gas prices were much lower and more affordable, actually motivates Vectren to encourage customers to consume more energy. The settlement proposes to break the linkage between natural gas sales and the company’s utility cost recovery thereby aligning the company’s interests with the customers - to use the least amount of energy and, therefore, lower the bill.

The customer’s natural gas bill is composed of two parts. The gas cost charge line item is a direct pass through of the cost of fuel Vectren has purchased on behalf of its customers and currently makes up about 80 percent of the customer bill. The utility is not allowed to earn a profit from the gas cost. The remaining 20 percent of the bill is the distribution and service charges line item and it includes the recovery of operational costs and plant investments to ensure safe and reliable service.

“The continuing supply constraints and growing demand in the natural gas market point to continued high natural gas prices,” Ellerbrook said. “We must do a better job of not only aggressively educating consumers about energy conservation, but also provide them with tools to use energy more efficiently. This filing, if approved, will be the first of its kind in Indiana and will truly be an effective mechanism to help drive down customers’ consumption. If other utilities across the country adopt similar efforts and reduce the overall gas usage on a national scale, we may be able to curb prices long term.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.